UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2008

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SatCon Technology Corporation (the “Company”) announced today that on April 30, 2008, David B. Eisenhaure notified the Company that he would be retiring from the position of President and Chief Executive Officer.  Mr. Eisenhaure will remain a Class I Director of the Company and will continue to serve the Company in the capacity of Chairman Emeritus.  The terms of Mr. Eisenhaure’s employment by the Company following his resignation were previously disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 22, 2008.

The Company also announced today that it has retained Mr. Charles S. (“Steve”) Rhoades as its new President and Chief Executive Officer.  Mr. Rhoades’ employment with the Company commenced on May 1, 2008.  Previously, Mr. Rhoades was Executive Vice President and Chief Operating Officer at Advanced Energy Industries, Inc. of Boulder, Colorado from December 19, 2005 through December 31, 2007.  Prior to that time, Mr. Rhoades served in several capacities at Advanced Energy, including Executive Vice President of Products and Operations and prior to that Senior Vice President and General Manager of Control Systems and Instrumentation.  He is a graduate of the University of Illinois where he obtained both a Bachelor’s of Science Degree in Physics and a Master’s of Science Degree in Physics.

The Board of Directors has also elected Mr. Rhoades as a Director of the Company commencing May 1, 2008.  Mr. Rhoades will serve as a Class III Director.

Compensatory Arrangement with Charles S. (“Steve”) Rhoades

Mr. Rhoades and the Company have entered into an Employment Offer Letter that provides for an annual salary of $400,000, standard medical and other employment benefits and an annual cash bonus award of up to 60% of Mr. Rhoades annual salary based upon the achievement of performance metrics that will be established once Mr. Rhoades’ employment commences.  If Mr. Rhoades’ employment is terminated by the Company without cause or is constructively terminated within one year following a Change of Control (as defined) transaction his salary and medical benefits will be continued for one year thereafter subject to his execution of a release agreement with the Company.

As an inducement to his joining the Company, the Company’s Compensation Committee and Board of Directors have approved granting him an option to acquire up to 4,796,020 shares of the Company’s common stock at a price per share equal to $1.90, the closing price of the Company’s common stock on the date his employment commenced.  The option vests over four years, with the first 25% vesting on May 1, 2009 and the balance vesting in equal quarterly installments over the following three years.  The option is being issued outside of the Company’s 2005 Incentive Compensation Plan.  The option expires immediately upon Mr. Rhoades’ termination for cause, 90 days after Mr. Rhoades resigns and one year after Mr. Rhoades’ employment terminates without cause or as a result of his death, disability or constructive termination.  In addition, if a Change of Control transaction occurs while Mr. Rhoades is employed by the Company, all unvested shares under the option will vest and he will be afforded the right to exercise his option at or prior to the closing of the Change of Control transaction.  If he chooses not to exercise, his option will be accorded the same treatment in the Change of Control transaction as are options outstanding under the Company’s 2005 Incentive Compensation Plan.

As a part of his employment with the Company, Mr. Rhoades has entered into the Company’s standard non-disclosure and patent assignment agreement.

ITEM 9.01             Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated May 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: May 5, 2008	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Company dated May 5, 2008.